TranSwitch Corporation Announces Second Quarter Results	Page 5

EXHIBIT 99.1

TranSwitch Corporation Announces

Second Quarter 2007 Financial Results

SHELTON, CT—July 24, 2007 — TranSwitch Corporation (NASDAQ: TXCC) today announced that it posted second quarter 2007 net revenues of approximately $8.9 million and a net loss of ($4.4) million, or ($0.03) per basic and diluted common share. As previously announced, the net revenues for the second quarter of 2007 were adversely affected by a delay in shipments from a supplier to TranSwitch’s Israel-based ASIC Design Center. In the second quarter of 2006, net revenues were approximately $10.3 million and the net loss was ($1.3) million, or ($0.01) per basic and diluted common share.

The net loss for the second quarter of 2007 includes the following non-cash items that total $0.8 million of net expense:

•

Other income of approximately $0.3 million reflecting the change in the fair value of the derivative liability relating to the Company’s 5.45% Convertible Plus Cash NotesSM (the “Plus Cash Notes”) due September 30, 2007, compared to other income of $1.8 million on the change in the fair value of the derivative liability in the second quarter of 2006;

•

Interest expense of approximately $0.4 million relating to the on-going amortization of the debt discount related to the Company’s Plus Cash Notes compared to such amortization of $0.4 million in the second quarter of 2006; and

•

Stock compensation expense of $0.7 million, of which $0.3 million is included in research and development, $0.2 million is included in marketing and sales and $0.2 million is included in general and administrative. In the second quarter of 2006, stock compensation expense was also $0.7 million.

During the second quarter of 2007, the Company reported a gross profit of $4.9 million on product revenues or 61% on a GAAP basis. The gross margin was positively impacted by a cost of sales benefit totaling approximately $0.4 million from the sale of inventory that was previously written-off and negatively by a provision for excess inventories of $0.4 million. In the second quarter of 2007, new and legacy products represented 55% and 45%, respectively, of total net revenues.

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“As we indicated previously, the transition from legacy products to new products will be uneven for some time. We believe that in the fourth quarter of 2007, when more of our customers’ strategic platforms are expected to ramp to production volume, new product revenue growth should more than offset the decline in legacy product revenue bringing more predictability to our business,” commented Dr. Santanu Das, President and CEO of TranSwitch Corporation.

“Even though the telecom industry is in recovery mode, and the industry has made good strides in the last two years as evidenced by the return-to-profitability of a number of equipment vendors, the ongoing consolidation among both carriers and equipment vendors and the resulting integration issues continue to complicate the near-term demand outlook for the sector. Based on our current visibility, we project net revenues between $9.3 million to $10.5 million in the third quarter of 2007. Additionally, we believe that we will break even in the fourth quarter of 2007 excluding expenses related to stock options.”

“Our current expectation for break even results in the fourth quarter of 2007 is based on our anticipated receipt of production orders from a few major customers. Increasing production orders for our new products coupled with our ability to maintain strong gross margins and our plan to manage our expenses at or below current levels, should allow us to post sustainable profitability (net of stock compensation expense) beginning with the fourth quarter of 2007,” continued Dr. Das.

“Our third quarter 2007 net loss is estimated to be in the range of ($0.02) to ($0.03) per basic and diluted common share. This net loss estimate for the third quarter of 2007 excludes any adjustment to the fair value of the derivative liability associated with our convertible notes,” stated Dr. Das.

“We remain confident in the long-term prospects for TranSwitch. Our products have been incorporated into a number of OEM platforms selected for some of the most important carrier deployments on the horizon. Our new product design wins include incumbent supplier platforms for the next-generation infrastructure build-out now taking place in the United Kingdom. India’s BSNL is also undertaking a significant expansion of its cellular and wireline networks. We believe that TranSwitch will be a major beneficiary of these initiatives through our close relationships with BSNL’s OEM suppliers. Additionally, Korea Telecom has an ambitious plan for transforming its communications infrastructure into a ubiquitous, converged, multi-service network by 2010. TranSwitch’s products are at the heart of important platforms at Korea Telecom’s key suppliers,” continued Dr. Das.

“Our confidence in our long-term prospects is further bolstered by the fact that we have a large footprint of active design wins in the key platforms of other major industry players, and we see continued adoption of our new products by top telecommunications manufacturers worldwide. We also have a strong balance

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TranSwitch Corporation Announces Second Quarter Results	Page 7

sheet which was further strengthened by our recent exchange of certain of our 5.45% Convertible Plus Cash NotesSM due 2007 for 5.45% Convertible Notes due 2010, as well as the issuance of new 2010 Convertible Notes for cash,” continued Dr. Das.

“Our going-forward strategy is to (a) support our customers’ efforts to accelerate their time-to-market and ensure that their production process is always unimpeded, (b) manage our expenses at around $8.5 million per quarter (without stock options expenses) including all of our world-wide operations, (c) focus on only the growth segments of the telecommunications industry which includes converged wireline and wireless access and carrier Ethernet, and (d) use existing customer relationships and the power of our broad product portfolio to achieve additional design wins in key platforms of tier-one OEMs. With this strategy, our objective is to have revenue growth of around 50% next year with a healthy operating margin,” concluded Dr. Das.

Additional details on TranSwitch’s second quarter results will be discussed during a conference call regarding this announcement today at 5:30 PM EDT. To listen to the live call, investors can dial 719-457-2604 and reference confirmation code: 3235149. The call will be recorded and a replay will be available two hours after the conclusion of the live broadcast through August 3, 2007. To access the replay, dial 719-457-0820 and enter confirmation code: 3235149. Investors can also access an audio webcast via www.vcall.com by clicking on the TranSwitch Corporation conference call link. This audio webcast will also be available on a replay basis for 10 business days.

About TranSwitch Corporation

TranSwitch Corporation designs, develops and markets innovative semiconductors that provide core functionality and complete solutions for voice, data and video communications network equipment. As a leading supplier to telecom, datacom, cable television and wireless markets, TranSwitch customers include the major OEMs that serve the worldwide public network, the Internet, and corporate Wide Area Networks (WANs). TranSwitch devices are inherently flexible, many incorporating embedded programmable microcontrollers to rapidly meet customers’ new requirements or evolving network standards by modifying a function via software instruction. TranSwitch implements global communications standards in its VLSI solutions and is committed to providing high-quality products and services. TranSwitch, Shelton, CT, is an ISO 9001:2000 registered company. For more information, visit www.transwitch.com.

Forward-looking statements in this release, including statements regarding management’s expectations for future financial results and the markets for TranSwitch’s products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results involve risks and uncertainties, including without limitation risks associated with acquiring new businesses; of downturns in economic conditions generally and in the

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telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch’s products and products developed by TranSwitch’s customers; risks relating to TranSwitch’s indebtedness; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch’s filings with the Securities and Exchange Commission.

For more information contact:

Ted Chung

Interim Chief Financial Officer

TranSwitch Corporation

Phone: 203/929-8810 ext. 2004

Fax: 203/926-2071

www.transwitch.com

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TranSwitch Corporation Announces Second Quarter Results	Page 9

TranSwitch Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net revenues:
Product revenues	$8,119	$9,819	$17,057	$19,032
Service revenues	756	500	1,104	932

Total net revenues	8,875	10,319	18,161	19,964
Cost of revenues:
Cost of product revenues	2,757	2,834	5,661	4,507
Provision for excess and obsolete inventories	443	—	443	—
Cost of service revenues	330	189	591	391

Total cost of revenues	3,530	3,023	6,695	4,898

Gross profit	5,345	7,296	11,466	15,066
Operating expenses:
Research and development	5,324	5,094	11,443	10,580
Marketing and sales	2,770	3,079	5,572	5,921
General and administrative	1,519	1,642	2,964	3,120
Restructuring charge and asset impairments	(53)	182	647	403

Total operating expenses	9,560	9,997	20,626	20,024

Operating loss (Note 1)	(4,215)	(2,701)	(9,160)	(4,958)
Other income (expense):
Change in fair value of derivative liability	275	1,808	384	2,446
Loss on extinguishment of debt	—	—	—	(3,124)
Interest income (expense):
Interest income	686	656	1,379	1,205
Interest expense	(1,045)	(983)	(2,040)	(2,336)

Interest expense, net	(359)	(327)	(661)	(1,131)

Total other (expense) income, net	(84)	1,481	(277)	(1,809)

Loss before income taxes	(4,299)	(1,220)	(9,437)	(6,767)
Income taxes	106	103	184	142

Net loss	$(4,405)	$(1,323)	$(9,621)	$(6,909)

Basic and diluted net loss per common share:	$(0.03)	$(0.01)	$(0.07)	$(0.06)

Basic and diluted average common shares outstanding	132,422	127,216	132,016	121,746

Note 1: Stock-based compensation expense included in cost of revenues and operating expenses is as follows:
Cost of revenues	$29	$36	$42	$61
Research and development	252	203	425	318
Marketing and sales	189	220	277	368
General and administrative	202	244	339	393

Total	$672	$703	$1,083	$1,140

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TranSwitch Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands)

	June 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$50,384	$57,723
Accounts receivable, net	6,857	5,834
Inventories	2,635	3,257
Prepaid expenses and other current assets	1,747	1,422

Total current assets	61,623	68,236

Property and equipment, net	4,297	5,079
Goodwill	10,075	4,893
Other assets	5,590	4,448

Total assets	$81,585	$82,656

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$7,167	$7,235
Restructuring liabilities	896	824
Obligations under deferred revenue	303	63
5.45% Convertible Plus Cash NotesSM due 2007, net of debt discount of $448 and $1,343 respectively	8,460	28,811
Derivative liability	595	980

Total current liabilities	17,421	37,913

Restructuring liabilities – long-term	20,506	20,689
5.45% Convertible Notes due 2010	21,246	—

Total liabilities	59,173	58,602

Total stockholders’ equity	22,412	24,054

Total liabilities and stockholders’ equity	$81,585	$82,656